                                    This EMPLOYMENT AGREEMENT ("AGREEMENT") is
                           made and entered into as of the 17 day of November, 1999, by and between PRIMEDIA Reference Inc., a Delaware corporation (the "COMPANY"), and Al De Seta, an individual resident of the State of New Jersey (the "EXECUTIVE").


                  WHEREAS the Company wishes to employ Executive, and Executive wishes to accept such employment, on the following terms and conditions, effective as of the Closing Date (as defined in the Redemption, Stock Purchase and Recapitalization Agreement dated as of August 13, 1999, as amended, (the "PURCHASE AGREEMENT"), between PRIMEDIA Inc. and WRC Media Inc. (formerly named EAC II Inc.), a Delaware corporation ("WRC Media");

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereby agree as follows:

                  SECTION 1. EMPLOYMENT. The Company hereby employs Executive and Executive accepts employment by the Company, on the terms and conditions contained in this Agreement.

                  SECTION 2. TERM. The employment of Executive pursuant hereto shall commence on the Closing Date and shall remain in effect until December 31, 2001 unless terminated by Executive upon 30 days prior written notice to the Company or by the Company upon 30 days prior written notice to Executive. The period of time between the Closing Date and the termination of this Agreement pursuant to its terms is herein referred to as the "TERM". The Term shall be automatically renewed for successive one-year periods unless, at least 90 days prior to any applicable expiration date, either party gives written notice to the other party that such party does not wish to renew.

                  SECTION 3. DUTIES AND EXTENT OF SERVICE; PLACE OF PERFORMANCE. During the Term, Executive shall serve the Company as President of the Company and shall perform duties and exercise authority commensurate with such role. Executive shall initially report to the Chief Executive Officer of WRC Media. Executive shall devote Executive's full business time and best efforts to the performance of Executive's duties hereunder and to the business of the Company and its direct and indirect subsidiaries. Except as mutually agreed upon by Executive and the Company, the Company shall not materially diminish Executive's position at the Company without Good Cause (as defined in Section 11). During the Term, Executive shall continue to be employed at the location at which he is employed as of the Closing Date or at another location within 30 miles thereof as the Company, in its sole discretion, shall determine.

                  SECTION 4. BASE SALARY. During the Term, Executive shall be paid a base salary (the "BASE SALARY"), payable in bi-weekly installments at the end of every two weeks, at a rate of $230,000 per annum until January 1, 2000 and thereafter, at a rate of not less than $255,000 (the "INITIAL SALARY") subject to annual review; PROVIDED that Executive's Base Salary shall not be reduced below the Initial Salary.

                  SECTION 5. BONUS. Executive shall continue to be eligible to receive any annual bonus for the 1999 calendar year which may be payable to Executive under the short-term executive incentive compensation plan currently applicable to Executive in accordance with the terms of Executive's bonus letter from the Company (the "BONUS LETTER"), a copy of which is attached hereto, except that, for the 1999 calendar year, the applicable percentage will be applied to the salary level effective as of the Closing Date ($230,000). Bonuses for future years during the Term shall be set by the Company annually based on reasonable criteria communicated to Executive. Such criteria shall be comparable to the criteria currently set forth in the Bonus Letter. Target bonuses for future years shall not be less than the target bonus set forth in the Bonus Letter. The Bonus for any year shall be paid no later than March 15 of the following year.

                  SECTION 6. FRINGE BENEFITS. Executive shall be entitled to participate, to the extent eligible, in such medical, dental, disability, life insurance, deferred compensation, retirement and other benefit plans as the Company shall maintain for the benefit of employees generally, on the terms and subject to the conditions set forth in such plans, which plans shall be comparable in the aggregate to those plans in effect for Executive as of the date hereof. Executive shall also be entitled to vacation time and sick leave in accordance with the Company's policies in existence immediately prior to the Closing and as applied to Executive immediately prior to the Closing.

                  SECTION 7. EXPENSES. Upon receipt from Executive of expense vouchers and other documentation reasonably requested by the Company, the Company shall reimburse Executive promptly for all reasonable expenses incurred by Executive in accordance with the Company's policies and procedures in connection with Executive's duties and responsibilities hereunder.

                  SECTION 8. EQUITY INVESTMENT. Simultaneously with the Closing, Executive will purchase 11,559 shares of Common Stock, par value $0.01 per share ("WRC MEDIA COMMON STOCK"), of WRC Media, at a purchase price of $18.60065 per share in cash for an aggregate purchase price of $215,000 and will enter into a shareholder agreement among WRC Media, EAC III LLC and certain other executives of the Companies (as defined below) in the form previously agreed to by such parties. If Executive so elects, up to one half of Executive's purchase of WRC Media Common Stock may be financed with a personal loan guaranteed by the Company on commercially reasonable terms. The Company shall make reasonable efforts to arrange and guarantee such loan.

                  SECTION 9. NONSOLICITATION. (a) During the period beginning on the Closing Date and ending on the later of (i) the date that is 12 months after the date of termination of Executive's employment with the Company and
(ii) December 31, 2001 and to the fullest extent permitted under applicable law, Executive agrees that Executive shall not, directly or indirectly, solicit or attempt to solicit any business from any customers or clients of Weekly Reader Corporation or any of its direct or indirect subsidiaries (the "COMPANIES"), including actively sought prospective customers or clients, in connection with any Competing Publication or Product Line (as defined on Schedule I). During the period beginning on the Closing Date and ending on the date that is 24 months after the date of termination of Executive's employment with the Company and to the fullest extent permitted under applicable law, Executive agrees that Executive shall not, except as an employee of the Company, directly or indirectly, solicit, recruit or hire any employees of or persons who have worked for any of the Companies during the twelve-month period prior to termination of Executive's employment or solicit or encourage any such employee of any of the Companies to leave the employment of any of the Companies.

                  (b) If a judicial determination is made that any of the provisions of this Section 9 constitutes an unreasonable or otherwise unenforceable restriction against Executive, the provisions of such Section shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable.

                  SECTION 10. NONDISCLOSURE. The parties hereto agree that during the course of Executive's employment by the Company, Executive will have access to, and will gain knowledge with respect to, the Companies' Confidential Information (as defined below). The parties acknowledge that unauthorized disclosure or misuse of such Confidential Information would cause irreparable damage to the Companies. Accordingly, Executive agrees to the nondisclosure covenants in this Section 10. Executive agrees that Executive shall not (except as may be required by law), without the prior written consent of the Company during Executive's employment with the Company under this Agreement, and any extension or renewal hereof, and thereafter for a period ending on the fifth anniversary of the date of termination of Executive's employment with the Company, use or disclose, or knowingly permit any unauthorized person to use, disclose or gain access to, any Confidential Information; PROVIDED that Executive may disclose Confidential Information to a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of Executive's duties under this Agreement. Upon termination of this Agreement for any reason, Executive shall return to the Company the original and all copies of all documents and correspondence in Executive's possession relating to the business of any of the Companies or any of their affiliates, including but not limited to all Confidential Information, and shall not be entitled to any lien or right of retention in respect thereof. Upon termination of this Agreement for any reason, Executive shall be entitled to remove all documents and correspondence of a purely personal nature. For purposes of this Agreement, "CONFIDENTIAL INFORMATION" shall mean all business information (whether or not in written form) which relates to any of the Companies, any of their affiliates or their respective businesses or products and which is not known to the public generally, including but not limited to technical information or reports; trade secrets; unwritten knowledge and "know-how"; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation and other personnel-related information; contracts; and supplier lists; PROVIDED that "Confidential Information" shall not include general business know-how.

                  SECTION 11. SEVERANCE. If Executive's employment hereunder is terminated upon a breach by the Company of this Agreement, by the Company for any reason other than for Good Cause or by reason of a notice of nonrenewal given by the Company, the Company shall pay to Executive as severance pay a lump sum cash payment in an amount equal to the product of Executive's entire Base Salary for the year in which termination occurs multiplied by the greater of (a) one and (b) the quotient of (x) the number of months from and including the month in which such termination occurs to and including the month ending December 31, 2001 divided by (y) 12. The Company shall also pay to Executive any accrued and unpaid Base Salary owed to Executive for the period prior to such termination, a prorated portion of Executive's Base Salary for any accrued unused vacation time of Executive for the period prior to such termination and any incurred but unpaid reimbursable expenses as contemplated by Section 7. Payment of such severance pay and other amounts will be made within 30 days of such termination. If the applicable bonus criteria have been achieved, no later than March 31 of the year following the year in which any such termination occurred, the Company shall also pay to Executive a prorated portion of Executive's bonus for the portion of the year in which termination occurred from the beginning of the calendar year to the date of termination. For purposes of this Agreement, "GOOD CAUSE" shall exist upon the occurrence of any of the following: (i) Executive is convicted of, pleads guilty to, confesses to, or enters a plea of nolo contendere to, any felony or any crime that involves moral turpitude or any act of fraud, misappropriation or embezzlement; (ii) Executive has engaged in a fraudulent act to the damage or prejudice of any of the Companies or any affiliate of any of the Companies; (iii) any act or omission by Executive involving malfeasance or gross negligence in the performance of Executive's duties to the Company; (iv) Executive otherwise fails to comply in any material respect with the terms of this Agreement or deviates in any material respect from any reasonable written policies or reasonable directives of the Board of Directors of the Company and, within 60 days after written notice from the Company of such failure or deviation, Executive has not corrected such failure; or (v) the occurrence of the death or total disability of Executive (total disability meaning the failure of Executive to perform Executive's normal required services hereunder for a period of six consecutive months during the term hereof by reason of Executive's mental or physical disability, as determined by an independent physician reasonably satisfactory to Executive and the Company).

                  SECTION 12. TERMINATION; SURVIVAL. This Agreement shall terminate upon the earlier of (a) the termination of the Purchase Agreement pursuant to its terms and (b) the termination of Executive's employment by the Company. Notwithstanding the foregoing, Sections 9, 10 and 13 and, if Executive's employment terminates in a manner giving rise to a payment under
Section 11, Section 11 shall survive the termination of this Agreement.

                  SECTION 13. MISCELLANEOUS. (a) This Agreement shall inure to the benefit of and shall be binding upon Executive and Executive's executor, administrator, heirs, personal representative and permitted assigns and the Company and its successors and permitted assigns; PROVIDED that Executive shall not be entitled to assign or delegate any of Executive's rights or obligations hereunder without the prior written consent of the Company.

                  (b) This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York, without regard to the conflicts of law principles of such State. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

                  (c) This Agreement constitutes the entire agreement between the Company or any of its affiliates and Executive with respect to Executive's employment by the Company after the Closing Date and, effective as of the Closing Date, supersedes all prior agreements, whether written or oral, between them relating to Executive's employment by the Company, including those agreements set forth on Schedule II attached hereto; PROVIDED that this Agreement does not supersede the Bonus Letter. Effective as of the Closing Date, Executive hereby releases the Company and its affiliates from any claims or rights under such agreements, without any liability or other adverse consequence to the Company, the Companies or WRC Media and the Company hereby releases Executive from any claims or rights under such agreements, without any liability or other adverse consequence to Executive.

                  (d) All notices or other communications required or permitted by this Agreement shall be made in writing and any such notice or communication shall be deemed delivered when delivered in person, transmitted by telecopier, or one business day after it has been sent by a nationally recognized overnight courier, at the address for notices as follows:

                           (i)      if to the Company,

                                    PRIMEDIA Reference Inc.
                                    c/o Ripplewood Holdings L.L.C.
                                    One Rockefeller Plaza
                                    32nd Floor
                                    New York, New York 10020
                                    Attention:  Mr. Timothy C. Collins
                                                Mr. Charles L. Laurey
                                                Mr. Martin Kenney
                                    Facsimile:  (212) 582-4110

                           (ii)     if to Executive,

                                    Mr. Al De Seta
                                    25 Rutherford Road
                                    Berkley Heights, NJ 07922
                                    Facsimile: 201-529-6909

                                    with a copy to:

                                    Rubin Baum Levin Constant & Friedman
                                    30 Rockefeller Plaza
                                    New York, New York 10312
                                    Attention:  Mr. Robert J. Benowitz
                                    Facsimile: (212) 698-7825

Communications by telecopier also shall be sent concurrently by overnight courier, but shall in any event be effective as stated above. Each party may from time to time change its address for notices under this Section 13(d) by giving at least five days' notice of such changed address to the other parties hereto.

                  (e) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  (f) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) No failure or delay by Executive or the Company in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement in writing entered into by Executive and the Company.

                  (h) Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, non-performance, validity or breach of this Agreement or otherwise arising out of, or in any way related to, this Agreement shall be determined, at the request of any party, by arbitration conducted in New York City, before and in accordance with the then-existing Rules for Commercial Arbitration of the American Arbitration Association, and any judgment or award rendered by the arbitrator shall be final, binding and unappealable, and any judgment may be entered by any state or Federal court having jurisdiction thereof. In its award the arbitrator shall allocate, in its discretion, among the parties to the arbitration all costs of the arbitration, including the fees and expenses of the arbitrator and reasonable attorneys' fees, costs and expert witness expenses of the parties.

                  (i) All amounts paid hereunder will be net of any applicable withholdings required by existing or future tax laws.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    PRIMEDIA REFERENCE INC.,

                                    by /s/ Charles Laurey
                                      ------------------------------------
                                        Name:  Charles Laurey
                                        Title: Secretary

                                            /s/ Al De Seta
                                      ------------------------------------
                                                Al De Seta